February 2008

Pricing Sheet dated February 8, 2008 relating to
Amendment No. 1 to Preliminary Pricing Supplement No. 503 dated February 8, 2008 to
Registration Statement No. 333-131266
Filed pursuant to Rule 433

STRUCTURED INVESTMENTS
Opportunities in Equities and Commodities
PLUS due November 15, 2013 Based on the Performance of a Hybrid Basket
Composed of Equity and Commodity Indices and Shares
Performance Leveraged Upside SecuritiesSM
PRICING TERMS– FEBRUARY 8, 2008
Issuer:	Morgan Stanley
Issue price:	$10 per PLUS
Stated principal amount:	$10 per PLUS
Pricing date:	February 8, 2008
Original issue date:	February 15, 2008 (5 business days after the pricing date)
Maturity date:	November 15, 2013
Aggregate principal amount:	$7,800,000
Basket:	Basket components	Bloomberg ticker symbol	Basket component weighting	Initial basket component value
	The S&P 500® Index (the “S&P 500 Index”)	SPX	25.0%	1,331.29
	The Nikkei 225 Index (the “Nikkei 225 Index”)	NKY	18.0%	13,021.96
	The Dow Jones-AIG Commodity IndexSM (the “DJAIG Index”)	DJAIG	17.0%	197.873
	The Dow Jones EuroStoxx 50® Index (the “EuroStoxx Index”)	SX5E	15.0%	3,678.16
	The Russell 2000® Index (the “Russell 2000 Index”)	RTY	15.0%	698.90
	Shares of the iShares® MSCI Emerging Markets Index Fund (the “underlying shares”)	EEM	10.0%	132.30
Payment at maturity:
If the basket percent increase is positive,
$10 + leveraged upside payment
There will be no maximum payment at maturity.
If the basket performance factor is less than or equal to 100%,
$10 x basket performance factor
This amount will be less than or equal to the stated principal amount of $10.

Maximum payment at maturity:	There will be no maximum payment at maturity.
Leveraged upside payment:	$10 x leverage factor x basket percent increase
Leverage factor:	160%
Basket percent increase:
The sum of the products of (i) the respective final average value for each basket component minus the respective initial value for such basket component divided by the initial value of such basket component times (ii) the respective basket component weighting for such basket component

Basket performance factor:
The sum of the products of (i) the final average value for each basket component divided by the respective initial value for such basket component times (ii) the respective basket component weighting for such basket component

Initial value:
In the case of the S&P 500 Index and the Russell 2000 Index, the respective closing values of such indices on the pricing date, in the case of the Nikkei 225 Index and the EuroStoxx Index, the respective closing values of such indices on the index business day immediately following the pricing date, in the case of the underlying shares, the official closing price of one such share on the pricing date, and, in the case of the DJAIG Index, the official settlement price of such index on the index business day immediately following the pricing date.  See “Basket – Initial basket component value” above.

Final average value:
The respective arithmetic average of the daily closing values of the S&P 500 Index, the Nikkei 225 Index, the EuroStoxx Index and the Russell 2000 Index or the official settlement price of the DJAIG Index, as applicable, on each of the averaging dates, and, in the case of the underlying shares, the arithmetic average of the official closing price of one share times the adjustment factor on each of the averaging dates

Adjustment factor:	1.0, subject to adjustment in the event of certain events affecting the underlying shares
Averaging dates:
November 7, 2012, December 7, 2012, January 7, 2013, February 7, 2013, March 7, 2013, April 7, 2013, May 7, 2013, June 7, 2013, July 7, 2013, August 7, 2013, September 7, 2013, October 7, 2013 and November 7, 2013, subject to adjustment for market disruption events

Interest:	None
CUSIP:	61747W547
Listing:	The PLUS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to public	Agent’s commissions(1)	Proceeds to company
Per PLUS	$10	$0.30	$9.70
Total	$7,800,000	$234,000	$7,566,000
(1)	For additional information, see “Plan of Distribution” in the accompanying preliminary pricing supplement.

“Standard &Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500®” and “500®” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley.  “Nikkei 225® Index” is a trademark of Nikkei Inc. and has been licensed by Nikkei Digital Media, Inc. for use by Morgan Stanley.  “Dow Jones,” “AIG®” “Dow Jones–AIG Commodity IndexSM” and “DJ-AIGCISM” are service marks of Dow Jones & Company, Inc. and American International Group and have been licensed for use by Morgan Stanley. “Dow Jones EURO STOXX®” and “STOXXSM” are service marks of STOXX Limited and have been licensed for use by Morgan Stanley. The “Russell 2000® Index” is a trademark of Frank Russell Company and has been licensed for use by Morgan Stanley.  The PLUS are not sponsored, endorsed, sold or promoted by any of the foregoing index publishers, and the index publishers make no representation regarding the advisability of investing in the PLUS.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE PRELIMINARY PRICING SUPPLEMENT DESCRIBING THE OFFERING, AND THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.
Amendment No. 1 to Preliminary Pricing Supplement No. 503 dated February 8, 2008
Amendment No. 1 to Prospectus Supplement dated July 24, 2007 Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.